Exhibit 10.12

April 24, 2007

Mr. Jim Eats

Dear Jim:

I am pleased to extend an offer to you to join the Board of Directors of BrightSource Energy, Inc. (the “Board”) [subject to your formal confirmation and election following the Company closing its Series B Preferred Stock financing].

As a member of the Board, we expect that you will attend approximately four Board meetings annually, one of which will be held in Israel. However as with any business, circumstances may arise that require additional meetings during the year. We also expect that you will serve on either the audit or compensation committees.

We will reimburse you for reasonable out-of-pocket expenses, upon presentation of appropriate receipts, related to business you conduct on behalf of the Company, including travel to Board meetings; provided that expenses in excess of $1,000 shall require prior approval by the CEO or Chairman of the Board.

In connection with your services as a Board member, the Company will recommend that the Board grant you an option to purchase up to 40,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant, subject to the terms of the Company’s 2006 Stock Plan. The option will vest monthly at the rate of 1/60 of such shares over a five-year period for so long as you remain a member of the Board. You will be asked to sign a Stock Option Agreement in connection with the receipt of the option.

Your acceptance of this offer and commencement of duties with the Company is contingent upon your executing and returning the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and signature.

You also understand and agree that by accepting this offer, you represent that your services for the Company will not breach any other agreement to which you are a party and that you have not, and will not, enter into any oral or written agreement in conflict with any of your obligations to the Company.

Jim Eats

April 24, 2007

Once again, we are delighted to extend you this offer. To indicate your acceptance, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

John Woolard, CEO
On behalf of BrightSource Energy, Inc.

ACCEPTED AND AGREED:

/s/ James V. Eats

Date: May 9, 2007

Enclosed: Confidentiality and Invention Assignment Agreement